EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-239494 on Form S-3 and Registration Statement Nos. 333-164292, 333-174356, and 333-213832 on Form S-8 of our reports dated February 19, 2021, relating to the financial statements of CIT Group Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

New York, New York

February 19, 2021